Exhibit 99.2

May 17, 2016

Applied Minerals Receives Follow-on Order for Its DRAGONITE Halloysite Clay for the Specialty Molecular Sieve Market

NEW YORK, NY --(Marketwired - May 17, 2016) - Applied Minerals, Inc. (OTCQB: AMNL) (the "Company" or "Applied Minerals"), a leading global producer of halloysite clay and advanced natural iron oxides, today announced it has received a follow-on order for a grade of its DRAGONITE™ halloysite clay-based product from a leading global specialty chemicals company (the "Customer") for use in a specialty zeolite molecular sieve application.

A purchase order of $172,000 from the Customer calls for delivery in the third and fourth calendar quarters of 2016 and brings the total value of orders to date received from the Customer to $400,000 since the fourth calendar quarter of 2015. The Company anticipates the receipt of additional purchase orders from the Customer as it continues to see the benefits provided by the DRAGONITE solution and, potentially, as the production rate of the customer accelerates.

Additionally, Applied Minerals continues its development work with several other catalyst/zeolite producers, three of which have validated the performance of DRAGONITE and have advanced to larger scale trials. The Company believes each of these customers represents a significant revenue opportunity and continues to work closely with each by providing technical guidance as necessary.

As previously mentioned, halloysite from Applied Minerals' Dragon Mine has a long history of providing value-added solutions to the catalyst and adsorbent industries. Between 1949 and 1976, Filtrol Corporation, the largest producer of petroleum refining catalysts at the time, mined and supplied over 1.1 million tons of halloysite from the Dragon Mine for use in its FCC hydrocracking and hydrotreating catalysts in addition to catalyst supports. The product was regarded as one of the most effective catalysts on the market, especially for the refining of higher sulfur crude oils until an underground fire at the mine in 1976 ceased production and discontinued its availability. The Company has committed a significant amount of effort to reintroducing its halloysite solution in the context of modern day refining processes.

About Applied Minerals

Applied Minerals, Inc. is the leading producer of halloysite clay and advanced natural iron oxide solutions from its wholly owned Dragon Mine property in Utah. Halloysite is aluminosilicate clay that forms naturally occurring nanotubes. In addition to serving the traditional halloysite markets for use in technical ceramics and catalytic applications, the Company has developed niche applications that benefit from the tubular morphology of its halloysite. These applications include carriers of active ingredients in paints, coatings and building materials, environmental remediation, agricultural applications and high-performance additives & fillers for plastic composites. Applied Minerals markets its halloysite products under the DRAGONITE™ trade name.

From its Dragon Mine property, the Company also produces a range of ultra-pure natural iron oxides consisting of hematite and goethite. Combining ultra-high purity and consistent quality, the inherent properties of the iron oxide from the Dragon Mine allow for a wide range of end uses in pigment and technical applications. Applied Minerals markets its comprehensive line of advanced natural iron oxide pigments under the AMIRON™ trade name. Additional information on the Company can be found at www.appliedminerals.com and www.AMIRONoxides.com.

Safe Harbor Statements

The following are safe harbor statements under the Private Securities Litigation Reform Act of 1995 for Applied Minerals, Inc. Some statements contained or implied in this news release may be considered forward-looking statements, which by their nature are uncertain. Consequently, actual results could materially differ. For more detailed information concerning how risks and uncertainties could affect the Company's financial results, please refer to Applied Minerals' most recent filings with the SEC. The Company assumes no obligation to update any forward-looking information.

Contact:  Investor Relations:  MZ North America  Greg Falesnik  Senior Vice President  1-949-385-6449  greg.falesnik@mzgroup.us  www.mzgroup.us

MZ Group

http://www.mzgroup.us/

MZ Group

61 Broadway, Suite 3035 New York, NY 10006